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Exhibit 11

                               Xerox Corporation

                  Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

                                              Three months        Six Months
                                             ended June 30,     ended June 30,
                                             1998      1997      1998     1997

I. Basic Net Income (Loss) Per Common Share

  Income (loss) from
   continuing operations                 $   (712) $    337 $   (410) $    607
  Accrued dividends on ESOP preferred
   stock, net                                 (11)      (11)     (23)      (22)
  Adjusted income (loss)from
    continuing operations                    (723)      326     (433)      585
  Discontinued operations                       -         -     (190)        -
  Adjusted net income (loss)             $   (723) $    326 $   (623) $    585

  Average common shares outstanding
    during the period                     328,209   324,091  327,503   324,019
  Common shares issuable with respect
    to exchangeable shares                  1,665     1,911    1,665     1,911
  Adjusted average shares outstanding
    for the period                        329,874   326,002  329,168   325,930

  Basic earnings (loss) per share:
    Continuing operations                $  (2.19) $   1.01 $  (1.32) $   1.80
    Discontinued operations                     -         -    (0.58)        -
  Basic earnings per share               $  (2.19) $   1.01 $  (1.90) $   1.80


II. Diluted Net Income (Loss) Per Common Share

  Income (loss) from
   continuing operations                 $   (712) $    337 $   (410) $    607
  ESOP expense adjustment, net of tax           -        (1)       -         -
  Interest on convertible debt,
    net of tax                                  -         1        -         2
  Accrued dividends on ESOP preferred
    stock, net                                (11)        -      (23)        -
  Adjusted income (loss) from
   continuing operations                     (723)      337     (433)      609
  Discontinued operations                       -         -     (190)        -
  Adjusted net income (loss)             $   (723) $    337 $   (623) $    609

  Average common shares outstanding
    during the period                     328,209   324,091  327,503   324,019
  Stock options, incentive and
    exchangeable shares                     1,665     5,518    1,665     5,518
  Convertible debt                              -     2,644        -     2,644
  ESOP preferred stock                          -    27,497        -    27,497
  Adjusted average shares outstanding
    for the period                        329,874   359,750  329,168   359,678

  Diluted earnings (loss) per share:
    Continuing operations                $  (2.19) $   0.94 $  (1.32) $   1.69
    Discontinued operations                     -         -    (0.58)        -
  Diluted earnings per share             $  (2.19) $   0.94 $  (1.90) $   1.69
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